                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            GENETICS INSTITUTE, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            GENETICS INSTITUTE, INC.

                             87 CAMBRIDGEPARK DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02140
                                 (617) 876-1170

              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD

                                  MAY 14, 1996

     The Annual Meeting of Stockholders of Genetics Institute, Inc. (the "Company") will be held at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts on Tuesday, May 14, 1996 at 9:00 a.m., local time, to consider and act upon the following matters:

          1. To elect three Class III directors to serve for the ensuing three years.

          2. To ratify the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year.

          3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 22, 1996 will be entitled to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          LAWRENCE V. STEIN, Secretary
Cambridge, Massachusetts
April 3, 1996

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED VOTING INSTRUCTION CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE VOTING INSTRUCTION CARD IS MAILED IN THE UNITED STATES.

                            GENETICS INSTITUTE, INC.

                             87 CAMBRIDGEPARK DRIVE
                         CAMBRIDGE, MASSACHUSETTS 02140

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 14, 1996

     This Proxy Statement is furnished in connection with the solicitation of proxies and voting instructions by the Board of Directors of Genetics Institute, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 14, 1996 and at any adjournment of that meeting. All shares of Common Stock will be voted in accordance with the stockholders' instructions. Any proxy or voting instructions may be revoked by a stockholder at any time before its exercise by delivery of written revocation to The First National Bank of Boston, c/o Boston EQUISERV, Shareholder Services Division, P.O. Box 664, Boston, Massachusetts 02102-0664.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1995 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, IS BEING MAILED TO STOCKHOLDERS WITH THE MAILING OF THIS NOTICE AND PROXY STATEMENT ON OR ABOUT APRIL 3, 1996. EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST TO THE DIRECTOR OF CORPORATE COMMUNICATIONS, GENETICS INSTITUTE, INC., 87 CAMBRIDGEPARK DRIVE, CAMBRIDGE, MASSACHUSETTS 02140 AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

TRANSACTION WITH AMERICAN HOME PRODUCTS CORPORATION

     On January 16, 1992, the Company's Common Stock stockholders approved the Agreement and Plan of Merger, dated as of September 19, 1991 and amended as of December 9, 1991 (the "Merger Agreement"), among the Company, American Home Products Corporation ("AHP"), and an AHP affiliate, AHP Biotech Holdings, Inc. ("Holdings"), pursuant to which, among other things, (i) each share of Common Stock then outstanding was converted into the right to receive $20.00 in cash and six-tenths of a depositary share (a "Depositary Share"), each Depositary Share representing one share of Common Stock subject to an AHP call option (the "Call Option") and evidenced by a depositary receipt (a "Depositary Receipt"),
(ii) AHP acquired 40% of the Company's then outstanding Common Stock and (iii) AHP purchased 9,466,709 shares of newly issued Common Stock (the "Additional Shares") from the Company for $300 million in cash. As a result of the foregoing transactions, subsequent open market purchases by AHP, and conversion of the Company's Convertible Exchangeable Preferred Stock, AHP owned beneficially, at January 31, 1996, approximately 63.0% of the outstanding shares of Common Stock. In addition, in connection with the merger, the Company, AHP and Holdings entered into a Governance Agreement (the "Governance Agreement") summarized under "Election of Directors -- Certain Transactions." The merger, the sale of Additional Shares and all related actions between the Company and AHP contemplated by the Merger Agreement are collectively referred to herein as the "AHP Transaction."

     Independent of its right to call the Depository Shares, AHP may acquire additional shares of Genetics Institute stock, provided that, during the term of the Call Option, its aggregate holdings do not exceed 75% of the Company's stock outstanding, subject to certain exceptions. Under the terms of the Call Option, AHP has the right, but not the obligation, to purchase the shares of Common Stock represented by the Depositary Shares and held by The First National Bank of Boston, as depositary (the "Depositary"), in whole but not in part at any time on or prior to December 31, 1996, at per share call prices increasing by approximately $1.84 per share per quarter from $81.32 per share for the period from April 1, 1996 through June 30, 1996 to $85.00 per share for the period from October 1, 1996 through December 31, 1996. In the event that AHP elects to call any Depositary Shares, AHP must purchase all of the shares that it does not already own. Accordingly, if the Call Option is exercised, AHP will own 100% of the outstanding shares of Common Stock of the Company, and all other stockholders of the Company will cease to have any equity interest in the Company.

VOTING SECURITIES AND VOTES REQUIRED

     The Board of Directors has fixed March 22, 1996 as the record date (the "Record Date") for determining stockholders who are entitled to vote at the meeting. At the close of business on March 22, 1996, there were outstanding and entitled to vote 27,361,056 shares of Common Stock, of which 11,350,995 are represented by Depositary Shares outstanding on the Record Date. Each share of Common Stock is entitled to one vote.

     The holders of Depositary Shares are entitled to one vote per Depositary Share on all matters to be voted on by stockholders of the Company, in the same manner and subject to the same limitations as any holder of shares of Common Stock. The record holders of Depositary Shares on the Record Date will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Common Stock represented by their respective Depositary Shares by completing, dating and signing the enclosed Voting Instruction Card. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Common Stock represented by such Depositary Shares in accordance with such instructions, and the Company has agreed to take all action that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of Common Stock to the extent it does not receive specific instructions from the owners of Depositary Shares.

     Pursuant to the Governance Agreement, AHP and Holdings have agreed to vote their shares of Common Stock and Depositary Shares in any election of directors for all nominees in proportion to the votes cast by the other holders of Depositary Shares; provided that they may cast all of their votes (i) in favor of any nominee designated by Holdings pursuant to the provisions of the Governance Agreement and (ii) in their sole discretion in connection with any election contest to which Rule 14a-11 under the Securities Exchange Act of 1934, as amended, applies. Pursuant to the Governance Agreement, AHP and Holdings have agreed to vote their Depositary Shares in proportion to the votes cast by other holders of Depositary Shares in any vote to amend the terms of the Depositary Shares.

     The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the meeting is required for the election of Class III directors. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the meeting is required for the ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year. Shares of Common Stock represented by executed Voting Instruction Cards and proxies will be counted for purposes of establishing a quorum at the Annual Meeting, regardless of how or whether such shares are voted on any specific proposal. With respect to the required vote on any particular matter, abstentions will be treated as votes cast or shares present and represented, while votes withheld by nominee recordholders who did not receive specific instructions from the beneficial owners of such shares will not be treated as votes cast or as shares present or represented.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, as of January 31, 1996, regarding the ownership of the Company's equity securities by (i) the only persons known by the Company to own more than five percent of the outstanding shares, (ii) all directors and nominees, (iii) each of the executive officers named in the Summary Compensation Table (the "Named Executive Officers") and
(iv) all directors and executive officers as a group. The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of January 31, 1996 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any Depositary Shares deemed beneficially owned does not constitute an admission of beneficial ownership of those Depositary Shares.

                                                                                                PERCENTAGE
                                     NUMBER OF SHARES                            PERCENTAGE     OF COMMON
        NAME AND ADDRESSES          BENEFICIALLY OWNED          CLASS(1)          OF CLASS      STOCK(2)
- ----------------------------------  ------------------     -----------------     ----------     ---------
5% Stockholders
AHP Biotech Holdings, Inc.........      16,000,741(3)      Common Stock             59.1%          59.1%
Five Giralda Farms                         947,000         Depositary Shares         8.5%           3.5%
Madison, NJ 07940

Spears, Benzak, Salomon & Farrell,
  Inc.............................       1,686,311(4)      Depositary Shares        15.2%           6.2%
45 Rockefeller Plaza
33rd Floor
New York, NY 10111

Wellington Management Company.....       1,491,532(5)      Depositary Shares        13.5%           5.5%
75 State Street
Boston, MA 02109

Directors and Executive Officers
James G. Andress..................           8,000(6)      Depositary Shares           *              *
J. Richard Crout, M.D.............           8,885(7)      Depositary Shares           *              *
Anthony B. Evnin..................          75,221(8)      Depositary Shares           *              *
Fred Hassan.......................               0(9)                                 --             --
Robert I. Levy, M.D...............               0(10)                                --             --
Thomas P. Maniatis, Ph.D..........         237,705(11)     Depositary Shares         2.1%             *
Gabriel Schmergel.................         266,246(12)     Depositary Shares         2.4%           1.0%
Benno C. Schmidt..................          68,638(13)     Depositary Shares           *              *
Patrick Gage, Ph.D................         104,457(14)     Depositary Shares           *              *
Tuan Ha-Ngoc......................         141,442(15)     Depositary Shares         1.3%             *
Garen G. Bohlin...................         130,317(16)     Depositary Shares         1.2%             *
Lawrence V. Stein.................          30,078(17)     Depositary Shares           *              *
All directors and executive
  officers as a group (16
  persons)(18)....................       1,245,870         Depositary Shares        10.5%           4.5%

- ---------------
* Represents holding of less than one percent.

 (1) While the Depositary Shares are a separate class of securities, they represent shares of Common Stock held by the Depositary and are therefore a subset of the total outstanding shares of Common Stock.

 (2) The percentages set forth in this column are based on the total outstanding shares of Common Stock as of January 31, 1996, including shares of Common Stock subject to the Call Option held by the Depositary, but excluding shares of Common Stock represented by Depositary Shares issuable upon exercise of options or warrants not exercisable within 60 days of January 31, 1996.

  (3) Does not include the outstanding shares of Common Stock subject to the Call Option represented by Depositary Shares which Holdings may be deemed to beneficially own as a result of its ability to exercise the Call Option at any time.

  (4) Spears, Benzak, Salomon & Farrell, Inc. filed a Schedule 13G pursuant to
      Section 13 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder reporting its beneficial ownership of Depositary Shares of the Company as of December 31, 1995. Spears, Benzak, Salomon & Farrell, Inc. has no voting power and has shared dispositive power with respect to all Depositary Shares of the Company reported therein.

  (5) Wellington Management Company filed a Schedule 13G pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder reporting its beneficial ownership of Depositary Shares of the Company as of December 31, 1995. Wellington Management Company has shared voting power with respect to 763,500 of such Depositary Shares, and shared dispositive power with respect to all Depositary Shares of the Company reported therein.

  (6) Includes 8,000 Depositary Shares which Mr. Andress has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1996.

  (7) Includes 2,000 Depositary Shares which Dr. Crout has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1996. Also includes 2,785 Depositary Shares held in trust for the benefit of Dr. Crout's son, as to which Dr. Crout disclaims beneficial ownership.

  (8) Includes 400 Depositary Shares held by Mr. Evnin's wife, as to which Mr. Evnin disclaims beneficial ownership. Also includes 31,571 Depositary Shares held by Venrock Associates and 14,158 Depositary Shares held by Venrock Associates II, L.P., of which Mr. Evnin is a General Partner. Mr. Evnin shares voting and investment power with respect to the Depositary Shares held by Venrock Associates and Venrock Associates II, L.P. and disclaims beneficial ownership thereof, except to the extent of his pro-rata interest. Also includes 16,000 Depositary Shares which Mr. Evnin has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1996.

  (9) Mr. Hassan has been designated as Holdings' nominee pursuant to the provisions of the Governance Agreement. Does not include shares of Common Stock and Depositary Shares held by Holdings. Also does not include the outstanding shares of Common Stock subject to the Call Option represented by Depositary Shares which Holdings may be deemed to beneficially own as a result of its ability to exercise the Call Option at any time. Mr. Hassan is a director and an officer of AHP and disclaims beneficial ownership of any such shares.

 (10) Dr. Levy has been designated as Holdings' nominee pursuant to the provisions of the Governance Agreement.

 (11) Includes 36,000 Depositary Shares which Dr. Maniatis has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1996.

 (12) Includes 203,600 Depositary Shares which Mr. Schmergel has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1996.

 (13) Includes 10,000 Depositary Shares which Mr. Schmidt has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1996. Also includes 15,900 Depositary Shares owned by Mr. Schmidt's spouse, as to which Mr. Schmidt disclaims beneficial ownership.

 (14) Includes 96,040 Depositary Shares which Dr. Gage has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1996. Also includes 350 Depositary Shares held in trust for the benefit of Dr. Gage's children, as to which Dr. Gage disclaims beneficial ownership.

 (15) Includes 125,500 Depositary Shares which Mr. Ha-Ngoc has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1996. Also includes 6,694 Depositary Shares owned by Mr. Ha-Ngoc's spouse and minor children, as to which Mr. Ha-Ngoc disclaims beneficial ownership.

 (16) Includes 114,000 Depositary Shares which Mr. Bohlin has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1996. Also includes 1,539 Depositary Shares held in trust for the benefit of Mr. Bohlin's minor child, as to which Mr. Bohlin disclaims beneficial ownership.

 (17) Includes 27,500 Depositary Shares which Mr. Stein has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1996.

 (18) Includes a total of 757,840 Depositary Shares which directors and executive officers have the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1996. Also includes Depositary Shares held by Venrock Associates.

                             ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of two Class I directors, three Class II directors and three Class III directors. Subject to the terms of the Governance Agreement, the Class I, Class II and Class III directors will serve until the annual meetings of stockholders to be held in 1997, 1998 and 1999, respectively, and until their respective successors are duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

     If a stockholder returns a proxy or Voting Instruction Card without contrary instructions, the persons named as proxies or the Depositary, as the case may be, will vote to elect as directors the three Class III director nominees named below, each of whom is currently a member of the Board of Directors of the Company.

     Each Class III director will be elected to hold office until the 1999 Annual Meeting of Stockholders and until his successor is duly elected and qualified. All nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of Common Stock represented by proxies or Voting Instruction Cards may be voted for a substitute nominee designated by the Board of Directors, subject to the terms of the Governance Agreement.

     The following table sets forth the name, age and length of service as a director for each member of the Board of Directors, including the nominees for election as Class III directors. It also includes information given by each concerning all positions he holds with the Company, his principal occupation and business experience for the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of the Company. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of January 31, 1996, appears under "Stock Ownership of Certain Beneficial Owners and Management."

           NOMINEES FOR TERMS EXPIRING IN 1999 (CLASS III DIRECTORS)

J. RICHARD CROUT, M.D., age 66, became a director in 1994.

     Dr. Crout is President of a private consulting firm in Bethesda, Maryland. Previously, he served as Vice President, Medical and Scientific Affairs at Boehringer Mannheim Pharmaceuticals Corporation from

     1984 through 1993 and as a Scholar-in-Residence at the Institute of Medicine/National Academy of Sciences in Washington, D.C. during 1994. Dr. Crout also served as the Director and a Deputy Director of the Bureau of Drugs in the Food and Drug Administration, Department of Health and Human Services, from 1971 to 1982.

FRED HASSAN, age 50, became a director in 1992.

     Mr. Hassan has been an Executive Vice President of AHP since October 1995, after serving as a Senior Vice President of AHP since May 1993 and a Group Vice President of AHP since March 1993. He served as the President of the Wyeth-Ayerst Laboratories Division ("Wyeth-Ayerst") of AHP from 1989 to 1993. Mr. Hassan previously served as Corporate Vice President, Chief Operating Officer and, subsequently, Chief Executive Officer, of Sandoz Pharmaceuticals Corporation from 1986 to 1989. Mr. Hassan became a director of AHP effective February 1, 1995.

GABRIEL SCHMERGEL, age 55, became a director in 1981.

     Mr. Schmergel has served as the President and Chief Executive Officer of the Company since 1981.

            DIRECTORS WHOSE TERMS EXPIRE IN 1998 (CLASS I DIRECTORS)

ANTHONY B. EVNIN, age 55, became a director in 1980.

     Mr. Evnin has served as a General Partner of Venrock Associates, a venture capital partnership, since 1975. He is also a Director of AgriDyne Technologies Inc., Arris Pharmaceutical Corporation, Athena Neurosciences, Inc., Centocor, Inc., IDEXX Laboratories, Inc., Escalon Medical Corp., Kopin Corporation, Opta Food Ingredients, Inc. and SUGEN, Inc.

ROBERT I. LEVY, M.D., age 58, became a director in 1994.

     Dr. Levy has served since March 1992 as the President of Wyeth-Ayerst Research where he directs research and development for Wyeth-Ayerst. Previously, Dr. Levy served as the President of the Sandoz Research Institute from 1988 to 1992.

THOMAS P. MANIATIS, PH.D., age 52, became a director in 1980.

     Dr. Maniatis has served as Professor of Biochemistry and Molecular Biology at Harvard University since 1981. Dr. Maniatis is a founder of the Company.

            DIRECTORS WHOSE TERMS EXPIRE IN 1997 (CLASS I DIRECTORS)

JAMES G. ANDRESS, age 57, became a director in 1991.

     Mr. Andress served as Chief Executive Officer and President of Information Resources Inc. from 1989 to September 1995; Chairman Healthcare Products and Services for SmithKline Beecham PLC and Chairman Beecham Pharmaceuticals from 1988 to 1989; and President and Chief Operating Officer, and before such positions Vice President International, of Sterling Drug Company from 1984 to 1988. He also serves as a Director of Allstate Corporation, Genelabs, Inc., Information Resources Inc., The Liposome Company, Inc., NeoRx Corporation, OptionCare, Inc., Sepracor, Inc., Walsh International, Inc. and Xoma Corp.

BENNO C. SCHMIDT, age 83, became a director in 1980.

     Mr. Schmidt became the Company's first Chairman of the Board of Directors in 1988. Mr. Schmidt, Managing Partner of J.H. Whitney & Co., a New York private venture capital firm, from 1946 to 1992, is currently its Senior Partner. He also serves as a Director of Gilead Sciences, Inc., Vertex Pharmaceuticals Incorporated, and other private companies. Mr. Schmidt was a director and officer of Vitarine Pharmaceuticals, Inc. which filed a voluntary petition under Chapter 11 of the Bankruptcy Code on May 24, 1991.

     The following table sets forth certain information as of January 31, 1996 regarding the beneficial ownership of the equity securities of AHP by each director of the Company and by all officers and directors of the Company as a group:

                                                   NUMBER OF SHARES                       PERCENTAGE
                      NAME                        BENEFICIALLY OWNED         CLASS         OF CLASS
- ------------------------------------------------  ------------------     -------------    ----------
Mr. Andress.....................................             --               --              --
Mr. Evnin.......................................             --               --              --
Mr. Hassan......................................        164,505(1)       Common Stock          *
Dr. Levy........................................         49,201(2)       Common Stock          *
Dr. Maniatis....................................             --               --              --
Mr. Schmergel...................................             --               --              --
Mr. Schmidt.....................................             --               --              --
All directors and executive officers as a group
  (16 persons)..................................        213,706(3)       Common Stock          *

- ---------------

* Represents holding of less than one percent.

(1) Includes 154,100 shares of Common Stock of AHP which Mr. Hassan has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1996. Also includes 6,157 shares of Common Stock of AHP owned jointly by Mr. Hassan and his spouse.

(2) Includes 46,100 shares of Common Stock of AHP which Dr. Levy has the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1996.

(3) Includes 200,200 shares of Common Stock of AHP which directors and executive officers have the right to acquire under outstanding stock options exercisable within 60 days after January 31, 1996.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent public accountants and the Board. The Audit Committee met once during fiscal 1995 to review the effectiveness of the auditors during the fiscal 1994 audit, to review the adequacy of the fiscal 1994 financial statement disclosures, to discuss the Company's internal control policies and procedures and to consider and recommend the selection of the Company's independent public accountants. The members of the Audit Committee are Messrs. Evnin and Hassan. Pursuant to the provisions of the Governance Agreement, the Audit Committee must include at least one director designated by Holdings.

     The Company also has a standing Compensation Committee of the Board of Directors, which provides recommendations to the Board regarding compensation programs of the Company and administers the Company's 1991 Stock Option Plan, 1991 Employee Stock Purchase Plan and 1991 Restricted Stock Plan, including the grant of stock options and the issuance of restricted shares to employees. The Compensation

Committee is also responsible for establishing and modifying the compensation of all corporate officers of the Company (including compensation pursuant to stock options and other employee benefit plans and arrangements), adoption and amendment of all stock option and other employee benefit plans and arrangements and the engagement of, terms of any employment agreements and arrangements with, and termination of, all corporate officers of the Company. The Compensation Committee met three times during fiscal 1995. The members of the Compensation Committee are Messrs. Andress, Evnin and Hassan. See "Report of the Compensation Committee." Pursuant to the provisions of the Governance Agreement, the Compensation Committee must consist of one director designated by Holdings and two other non-Holdings directors who are not officers of the Company. In addition, the Compensation Committee may act only upon the unanimous vote of all of its members.

     Pursuant to the Governance Agreement, the Company has also created an Intellectual Property Committee and a Scientific Affairs Committee of the Board of Directors, each of which must consist of two directors designated by Holdings and two other non-Holdings directors. The members of the Intellectual Property Committee are Messrs. Andress and Hassan and Drs. Maniatis and Levy. The Intellectual Property Committee is responsible for the general review of the Company's patent application strategy and for the approval of material decisions regarding the Company's patent litigation strategy, including litigation commencement, defense, prosecution and settlement. The Intellectual Property Committee met twice during fiscal 1995.

     The members of the Scientific Affairs Committee are Messrs. Evnin and Hassan and Drs. Maniatis and Levy. The Scientific Affairs Committee is responsible for the general review of the Company's research programs and for the approval of the Company's research budget. The Scientific Affairs Committee met three times during fiscal 1995.

     Pursuant to the Governance Agreement, the Company also created a Nominating Committee of the Board of Directors, which held no meetings during fiscal 1995. The members of the Nominating Committee are Messrs. Schmergel and Schmidt and Dr. Levy. The Nominating Committee has the exclusive authority to nominate individuals to fill all Board positions except for the directors designated by Holdings pursuant to the provisions of the Governance Agreement. The Nominating Committee will consider nominees recommended by the Company's stockholders. Stockholders wishing to nominate a person for election to the Board of Directors should send a letter to the Secretary of the Company stating the name and qualifications of the proposed nominee. The letter must be received 30 days prior to the one-year anniversary of the date of the notice for the previous year's Annual Meeting of Stockholders. Pursuant to the provisions of the Governance Agreement, the Nominating Committee must consist of one director designated by Holdings and two other non-Holdings directors. With respect to any election of directors occurring prior to January 1, 1997, the Governance Agreement provides that any nomination of a person not then serving as a director or nominated or designated by Holdings shall require the unanimous approval of the Nominating Committee.

     The Governance Agreement provides that each committee of the Board of Directors (other than any special committee or committee of independent directors or directors not designated by Holdings constituted for the purpose of making any determination that is to be made by such a committee under the terms of the Governance Agreement or otherwise) shall at all times include at least one director designated by Holdings. The director designated by Holdings to serve on any committee may designate as his alternate another director designated by Holdings.

     The Board of Directors held eight meetings during fiscal 1995. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board on which he served.

COMPENSATION FOR DIRECTORS -- STANDARD ARRANGEMENTS

     For their services to the Company, non-employee directors of the Company receive cash payments in the amount of $2,000 for personally attending each Board meeting, $500 for participating in each telephonic Board meeting, $1,000 for personally attending each committee meeting and $250 for participating in each telephonic committee meeting. Directors who are employed by the Company do not receive compensation for attendance at Board or committee meetings. Directors are reimbursed for any expenses attendant to Board membership. For services rendered during the fiscal year ended December 31, 1995, Mr. Andress earned $14,500, Dr. Crout earned $14,000, Mr. Evnin earned $17,250, Mr. Hassan earned $18,000, Dr. Maniatis earned $12,000 and Dr. Levy earned $14,750 in director's fees.

COMPENSATION FOR DIRECTORS -- OTHER ARRANGEMENTS

     Mr. Schmidt, the Chairman of the Board, received in the year ended December 31, 1995, in lieu of the payments described in the preceding paragraph, an annual retainer of $100,000 and is entitled to continue to receive such a retainer so long as he is performing services on behalf of the Company. Dr. Maniatis received annual consulting fees of $72,083 in connection with his services to the Company as a consultant and as a member of the Company's Scientific Advisory Board.

     Pursuant to the Company's 1990 Director Stock Option Plan (the "1990 Plan"), each non-employee director serving at that time was granted an option for the purchase of 10,000 shares, exercisable over the five years following the date of grant. Except for the option granted to Mr. Andress on October 22, 1991, all options granted under the 1990 Plan were accelerated and became fully exercisable on January 16, 1992, the date on which the AHP Transaction was consummated.

     Directors of the Company who (a) are not employees of the Company or AHP or any subsidiary of the Company or AHP and (b) have not, since October 1, 1991, received any stock option grant from the Company solely in their capacity as directors are eligible to participate in the 1993 Director Option Plan (the "1993 Plan"). Under the 1993 Plan, eligible directors of the Company automatically received non-statutory options to purchase 10,000 Depositary Shares of the Company at an exercise price equal to the fair market value of such shares on the date of grant. The 1993 Plan also provides that options to purchase 10,000 Depositary Shares shall be granted automatically to each newly elected director on the date of his or her initial election or appointment to the Board of Directors. The term of the Director Plan is five years.

     In 1994, Dr. Crout was granted an option to purchase 10,000 Depositary Shares pursuant to the 1993 Plan at an exercise price of $41.75 per share. In 1993, pursuant to the 1993 Plan, each of Dr. Maniatis and Mr. Evnin was granted options to purchase 10,000 Depositary Shares at an exercise price of $27.75 per Depositary Share. Each such option is exercisable on a cumulative basis in annual installments of 20% each on the succeeding five anniversaries of the date of grant. Service as a director must be continuous for such vesting to occur. If AHP exercises the Call Option prior to its expiration date, each outstanding option shall automatically accelerate in part and become exercisable as to that number of additional shares that would otherwise vest and be purchasable on the next succeeding anniversary of the option grant date.

COMPENSATION OF EXECUTIVE OFFICERS

     Summary Compensation Table. The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers who were serving as executive officers on December 31, 1995 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                             COMPENSATION
                                                                        -----------------------
                                                                                AWARDS
                                                                        -----------------------
                                           ANNUAL COMPENSATION          RESTRICTED
                                       ----------------------------       STOCK        OPTIONS/      ALL OTHER
              NAME AND                          SALARY       BONUS        AWARDS         SARS       COMPENSATION
         PRINCIPAL POSITION            YEAR     ($)(1)      ($)(1)        ($)(2)         (#)           ($)(3)
- -------------------------------------  -----    -------     -------     ----------     --------     ------------
Gabriel Schmergel....................   1995    410,000     145,000          0          50,000         10,294(4)
Chief Executive Officer                 1994    410,000     105,000          0          50,000         10,026(4)
                                        1993    380,000      80,000          0          30,000         12,139(4)

Patrick Gage, Ph.D...................   1995    316,000     120,000          0          40,000          6,750
Chief Operating Officer                 1994    316,000      90,000          0               0          6,750
                                        1993    278,417      60,000          0          60,000          8,932

Tuan Ha-Ngoc.........................   1995    245,000      90,000          0          27,500          6,750
Executive Vice President                1994    245,000      62,000          0          30,000          6,750
                                        1993    225,000      75,000          0          15,000          8,198

Garen G. Bohlin......................   1995    242,000      90,000          0          30,000          6,750
Executive Vice President;               1994    242,000      62,000          0          30,000          6,750
Chief Financial Officer                 1993    225,000      50,000          0          15,000          7,587

Lawrence V. Stein....................   1995    225,000      85,000          0          27,500          6,750
Senior Vice President,                  1994    215,000      62,000          0           5,000          6,750
General Counsel and Secretary           1993    190,000      20,000          0               0        188,098(5)

- ---------------
(1) Amounts shown represent cash compensation earned by the Named Executive Officers for the fiscal years presented.

(2) As of December 31, 1995, the number and value of aggregate unvested restricted stock holdings awarded in 1992 were as follows: 10,000 shares ($534,900) by Mr. Schmergel; 7,500 shares ($401,175) by Dr. Gage; 5,000 shares ($267,450) by Mr. Ha-Ngoc; 5,000 shares ($267,450) by Mr. Bohlin and 2,500 shares ($133,725) by Mr. Stein. The value of unvested restricted stock holdings on December 31, 1995 was determined by multiplying the closing price of the Depositary Shares on that date ($53.50) by the number of shares held and subtracting the aggregate purchase price ($.01 per share) paid by each Named Executive Officer for such shares. No dividends were paid in 1995 on the restricted stock.

(3) Amounts shown as "All Other Compensation" are amounts contributed or accrued by the Company for each fiscal year for the Named Executive Officers under the Company's 401(k) Plan, except as set forth in notes (4) and (5) below.

(4) Includes term life insurance premiums paid by the Company for the Named Executive Officer's benefit in the amounts of $3,544 for 1995, $3,276 for 1994 and $3,056 for 1993. Also includes amounts contributed or accrued by the Company under the Company's 401(k) Plan of $6,750 in each of 1995 and 1994, and $9,083 in 1993.

(5) Includes $181,348 in relocation related compensation and $6,750 contributed or accrued by the Company under the Company's 401(k) plan.

     Option Grant Table. The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1995 by the Company to the Named Executive Officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                            --------------------------------------------
                              NUMBER OF       PERCENT OF
                             SECURITIES     TOTAL OPTIONS/
                             UNDERLYING      SARS GRANTED    EXERCISE OR                 GRANT DATE
                            OPTIONS/SARS     TO EMPLOYEES    BASE PRICE    EXPIRATION   PRESENT VALUE
           NAME             GRANTED(#)(1)   IN FISCAL YEAR    ($/SH)(2)       DATE         ($)(3)
- --------------------------  -------------   --------------   -----------   ----------   -------------
Gabriel Schmergel.........      50,000           5.3%          33.625       02/07/05        830,000
Patrick Gage, Ph.D........      40,000           4.3%          33.625       02/07/05        664,000
Tuan Ha-Ngoc..............      27,500           2.9%          33.625       02/07/05        456,500
Garen G. Bohlin...........      30,000           3.2%          33.625       02/07/05        498,000
Lawrence V. Stein.........      27,500           2.9%          33.625       02/07/05        456,500

- ---------------

 (1) Options become exercisable generally in five equal annual installments commencing on the first anniversary of the date of grant. In the event that AHP exercises the Call Option on the Depositary Shares, the options fully vest.

 (2) The exercise price is equal to the fair market value of the Company's Common Stock (currently represented by Depositary Shares) on the date of grant.

 (3) The Black-Scholes valuation model assumes: (a) an expected option term of 10 years; (b) an interest rate that represents the interest rate on the 10-year U.S. Treasury Bond at the time of grant (5.669% for options granted on February 7, 1995); (c) volatility calculated using weekly stock prices since the AHP Transaction (22.7% for options granted on February 7, 1995);
     (d) no dividends will be paid; and (e) no adjustments for forfeitures or nontransferability.

     Option Exercises and Year-End Values. The following table sets forth certain information concerning each exercise of stock options during the fiscal year ended December 31, 1995 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive
Officers on December 31, 1995:

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                SHARES                     UNDERLYING UNEXERCISED              IN-THE-MONEY
                               ACQUIRED                    OPTIONS/SARS AT FISCAL             OPTIONS/SARS AT
                                  ON         VALUE              YEAR-END (#)              FISCAL YEAR-END ($)(1)
                               EXERCISE     REALIZED     --------------------------     ---------------------------
           NAME                  (#)          ($)        EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
- ---------------------------    --------     --------     --------------------------     ---------------------------
Gabriel Schmergel..........        0            0              164,600/130,000            3,561,850/2,025,250
Patrick Gage, Ph.D.........        0            0              117,000/ 90,000            2,290,325/1,573,000
Tuan Ha-Ngoc...............        0            0              105,500/ 69,000            2,411,000/1,021,313
Garen G. Bohlin............        0            0              101,100/ 71,500            2,332,100/1,071,000
Lawrence V. Stein..........        0            0               31,000/ 51,500              724,750/1,045,563

- ---------------

 (1) Based on the fair market value of the Depositary Shares on December 31, 1995 ($53.50) less the option exercise price.

COMPENSATION ARRANGEMENTS AND EMPLOYMENT AGREEMENTS

     Under the terms of its employment arrangements with certain key employees, the Company loaned varying amounts of money to such employees in order to assist them in establishing residences in Massachusetts. Generally, such loans are subject to repayment at the earlier of sale of the residence or within 180 days following termination of employment with the Company and are secured by a mortgage on the residence. Upon repayment, the Company is entitled to receive the entire outstanding principal balance plus the lesser of interest accrued on the loan at a rate equal to 3% per annum or 20% of the net appreciation in the value of the residence. During the Company's fiscal year 1995, and as of December 31, 1995, Dr. Patrick Gage, Mr. Lawrence V. Stein, Dr. John Ryan and Mr. Jack Morgan were indebted to the Company under the terms of such loan agreements in the principal amounts outstanding of $300,000, $200,000, $220,000 and $110,000, respectively.

     All executive officers and employees of the Company are required to enter into an invention and non-disclosure agreement, which includes certain non-competition restrictions.

     In connection with, and as a condition to, the AHP Transaction, the Company entered into employment agreements with certain of its executive officers and employees, including Messrs. Schmergel, Bohlin and Ha-Ngoc and Dr. Gage. While these employment agreements have expired, under the terms of his employment agreement with the Company, Dr. Gage continues to be entitled to receive severance payments for a period of twelve months following termination of employment in certain circumstances at his then-existing annual base salary rate. As of December 31, 1995, Dr. Gage's annual base salary was $316,000. The employment agreement does not impose a duty on Dr. Gage to mitigate or offset other income. Dr. Gage is, however, bound by certain non-compete obligations during such twelve-month period.

     In November 1992, the Company entered into an employment agreement with Mr. Stein. The employment agreement expired in 1995. However, Mr. Stein remains entitled to receive severance payments for a period of twelve months following termination of employment in certain circumstances at his then-existing annual base salary rate. As of December 31, 1995, Mr. Stein's annual base salary was $225,000. The employment agreement does not impose a duty on Mr. Stein to mitigate or offset other income. Mr. Stein is, however, bound by certain non-compete obligations during such twelve-month period.

REPORT OF THE COMPENSATION COMMITTEE

     The Company's executive compensation program is administered by the Compensation Committee. Pursuant to the Governance Agreement between the Company and AHP, membership of the Compensation Committee consists of three directors who are not employees, one of whom is designated by Holdings. The Committee may act only upon the unanimous vote of all members of the Committee.

     The Company's executive compensation program is designed to retain and reward executives who are capable of leading the Company in achieving its business objectives in the competitive and rapidly changing biotechnology industry. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the full Board, except for decisions about awards under certain of the Company's stock-based compensation plans, which must be made solely by the Committee in order for the grants or awards under such plans to satisfy Securities Exchange Act Rule 16b-3. This report is submitted by the Compensation Committee and addresses the Company's compensation policies for 1995 as they affected Gabriel Schmergel, the President and Chief Executive Officer of the Company, and the four executive officers other than Mr. Schmergel who, for 1995, were the Company's most highly paid executives (collectively with Mr. Schmergel, the "Named Executives").

COMPENSATION PHILOSOPHY

     The objectives of the executive compensation program are to align compensation with business objectives and individual performance, to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company, and to enhance stockholder value. The Company's executive compensation philosophy is based on the following principles:

     - COMPETITIVE AND FAIR COMPENSATION

       The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Company regularly compares its compensation practices with those of other companies in the industry and sets its compensation guidelines based on this review. The Company also seeks to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable companies.

     - SUSTAINED PERFORMANCE

       Executive officers are rewarded based upon corporate performance, business group performance and individual performance. Corporate performance and business group performance are evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as achievement of operating budgets, timely development and introduction of new products and performance relative to competitors. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values are fostered.

     In evaluating each Named Executive's performance, the Company generally conforms to the following process:

     - Company and individual goals and objectives are set at the beginning of each annual performance cycle.

     - At the end of each annual performance cycle, the executive's manager or, in the case of the Chief Executive Officer, the Compensation Committee, evaluates accomplishment of the executive's goals and objectives and his contributions to the Company.

     - The executive's performance is then compared with peers within the Company and the results are communicated to the executive.

     - The comparative results, combined with comparative compensation practices of other leading companies in the industry, are then used to determine salary, bonus and stock compensation levels.

     Annual compensation for the Company's executives consists of salary, cash bonus, stock options and/or restricted stock. The Compensation Committee sets the base salary for executives by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. Increases in annual salaries are based on merit ratings measured by actual individual performance against targeted performance and various subjective performance criteria.

     The Company's bonus pool for executives other than Mr. Schmergel is established at the beginning of each performance cycle. For fiscal 1995, the potential bonus pool for all executives excluding Mr. Schmergel was fixed at $900,000 (approximately 24% of the aggregate officer base salary payroll), of which $600,000 was tied specifically to product development achievements, $125,000 was to be available based on other accomplishments in the Company, and the remaining $175,000 was to be available only if the Company met its budgeted financial target, and was subject to increase by the Compensation Committee in the event that the Company significantly outperformed its 1995 budget. Target product development goals and target annual operating budgets used for purposes of evaluating annual bonuses are based on business plans developed by management, including Mr. Schmergel. Because the Company significantly outperformed its budget in 1995, $1,030,000 in bonuses were awarded to executives excluding Mr. Schmergel. Total bonuses, including that of Mr. Schmergel, of $1,175,000 were awarded by the Compensation Committee for 1995 performance, of which Mr. Schmergel received $145,000 and the other four Named Executives received $385,000.

     Total compensation at the senior executive level also includes the long-term incentives afforded by stock options and restricted stock awards. The stock incentive programs are designed to promote the identity of long-term interests between the Company's employees and its stockholders and assist in the retention of key executives. In the case of stock options, the size of option grants is generally intended by the Compensation Committee to reflect the executive's position with the Company and his contributions to the Company. Three of the five Named Executives of the Company have received a stock option grant in each of the last three fiscal years (1993, 1994 and 1995). The option program also uses a five-year vesting period to encourage key employees to continue in the employ of the Company. In the event that Holdings exercises the Call Option on the Depositary Shares, the stock options fully vest.

     The Compensation Committee surveyed employee stock option programs of companies with similar capitalizations to the Company prior to determining whether and to what extent it should grant options to the Named Executives for fiscal 1995. While the value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's common stock at any particular point in time, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual executive and not by the Compensation Committee.

     The 1991 Restricted Stock Plan ("Plan") was designed to retain key employees in the employ of the Company by providing the opportunity for supplementary compensation based on continued employment and attainment of certain performance goals. Of the 300,000 restricted shares reserved for issuance under the Plan, 298,000 shares have been awarded, including 90,000 shares to the Named Executives. An aggregate of 75,000 shares have vested and the remaining shares vest 10 years after award, subject however to acceleration of vesting if the Company achieves certain financial and product development targets determined by the Compensation Committee. Since restricted shares are issued at nominal consideration ($.01 per share), the entire value of the shares will constitute additional compensation at the time of vesting. Generally, unvested shares shall be returned to the Company if the recipient leaves the employment of the Company before vesting takes place.

     The Employee Stock Purchase Plan is available to all employees of the Company, and generally permits employees to purchase shares at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.

MR. SCHMERGEL'S 1995 COMPENSATION

     Mr. Schmergel is eligible to participate in the same executive compensation plans available to the other Named Executives. The Compensation Committee has set Mr. Schmergel's annual compensation at a level it believes is competitive with other companies in the industry, including a significant portion of his compensation based upon the Company's stock-based program.

     In 1995, the Compensation Committee accepted the recommendations of Mr. Schmergel and the four Named Executives to freeze their base salaries at the fiscal 1994 level for fiscal 1995. Mr. Schmergel's salary for fiscal 1995 thus remained at the 1994 level of $410,000. Mr. Schmergel's bonus award of $145,000 for fiscal 1995 performance reflected attainment of his principal individual 1995 performance goals established by the Compensation Committee and was the highest annual bonus paid to any Named Executive. In 1995, the

Compensation Committee also granted Mr. Schmergel an option for the purchase of 50,000 shares at an exercise price equal to the fair market value per share at the date of grant. In determining the number of shares covered by the option granted to Mr. Schmergel, the Compensation Committee evaluated Mr. Schmergel's cash compensation relative to that of other chief executives in the Company's industry, past option grants and the number of restricted shares awarded to Mr. Schmergel under the 1991 Restricted Stock Plan. The options are exercisable ratably over the five years following the date of grant subject to Mr. Schmergel's employment with the Company and such options vest fully in the event that Holdings exercises the Call Option on the Depositary Shares. This option grant, together with prior option grants and restricted stock, reflect the Compensation Committee's policy of encouraging long-term performance and promoting retention while further aligning stockholders' and management's interests in the performance of the Company's common stock.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure its stock options granted to executive officers in a manner that complies with these performance-based requirements.

                                          Compensation Committee

                                          ANTHONY B. EVNIN, Chairman
                                          JAMES ANDRESS
                                          FRED HASSAN

COMPENSATION COMMITTEE AND INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. Andress, Evnin and Hassan. No executive officer of the Company is a member of the Compensation Committee. Messrs. Andress and Evnin have each been granted options to purchase Depositary Shares under the Company's 1990 Outside Director Stock Option Plan and Mr. Evnin has been granted an option to purchase 10,000 Depositary Shares under the 1993 Plan. Pursuant to the Call Option, Holdings has the right, but not the obligation, to purchase all of the outstanding Common Stock of the Company. In addition, the Company has entered into certain collaboration agreements with AHP. See "Transaction with American Home Products Corporation" and "Certain Transactions."

STOCK PERFORMANCE GRAPH

                          [STOCK PERFORMANCE GRAPH]


- -----------------------------------------------------------------------------------------------------------------------------------
                                        Nov-90        Nov-91        Nov-92        Nov-93        Dec-93        Dec-94         Dec-95
- -----------------------------------------------------------------------------------------------------------------------------------
The Company                                100            95            94           142           150           112            166
S&P 500 Index                              100           119           136           146           147           145            195
DJ Medical & Biotechnology Index           100           200           219           176           186           211            360
- -----------------------------------------------------------------------------------------------------------------------------------


     In January 1992, the Company consummated the AHP Transaction. As a result, each shareholder of the Company received $20 in cash and 0.6 Depositary Shares for each share of Common Stock previously held. The above table and chart assume the shareholder reinvested such $20 in additional Depositary Shares.

     Effective January 1, 1994, the Company changed its fiscal year end from November 30 to December 31. The above table and chart assume $100 invested on November 30, 1990 in the Company's Common Stock, S&P 500 Index and Dow Jones Medical and Biotechnology Index. Total Return assumes reinvestment of dividends. Years refers to the Company's prior fiscal year ends.

CERTAIN TRANSACTIONS

     In July 1994, the Company and Wyeth-Ayerst Laboratories, a pharmaceutical division of AHP ("Wyeth-Ayerst"), agreed to form a 50/50 joint venture ("IL-12 Partners") to develop and commercialize recombinant interleukin-12 ("rhIL-12") on a worldwide basis, except for Japan. Mr. Hassan, a director of the Company, is a director and an Executive Vice President of AHP. Dr. Levy, also a director of the Company, is the President of Wyeth-Ayerst Research where he directs the research and development for Wyeth-Ayerst. IL-12 Partners has a joint project team and steering committee to oversee current and future clinical trials and other development activities. These activities will be funded equally by the partners. The arrangement also provides for certain payments to the Company. Milestone payments from AHP will become due upon achievement of certain clinical outcomes and submission or approval of specific regulatory filings -- the exact value of such payments is contingent upon rhIL-12's success in various therapeutic areas. In 1995, $10.6 million of reimbursable research and development expenses were incurred by the Company and billed to IL-12 Partners, fifty percent of which is funded by Wyeth-Ayerst. In addition, in 1995, $2.8 million of reimbursable research and development expenses were incurred by Wyeth-Ayerst, fifty percent of which is funded by the Company. The Company has the right to supply rhIL-12 to the joint venture and will also receive royalties based on the joint venture's sales of rhIL-12. The Company will have marketing rights in North America; WyethAyerst International will have marketing rights outside North America and Japan.

     The Company has entered into various agreements with Wyeth-Ayerst related to the commencement of a research and development collaboration in the area of cellular adhesion proteins. Pursuant to these agreements, the Company recorded revenues of $2.2 million during fiscal 1995. Collaborative funding under these agreements ended as scheduled in mid-1995. Wyeth-Ayerst retains codevelopment rights for lead compounds discovered during this collaboration.

     During fiscal 1993, the Company entered into a license agreement with AHP pursuant to which it licensed to AHP certain rights to develop, use and market the Company's recombinant human interleukin-11 product in the Pacific Basin (excluding Japan), Australia and New Zealand. The Company received $2.0 million in milestone payments under this License Agreement during fiscal 1995.

     The Company's affiliate, the GI-Yamanouchi European Partnership (the "GYEP") entered into a Sales and Distribution Agreement with Wyeth-Ayerst International Inc. ("WAI"), an affiliate of AHP, under which WAI obtained certain rights to distribute future products of the GYEP in Europe in the field of localized bone repair. The Company holds the rights to supply the GYEP with bulk protein for such products. In fiscal 1995, the GYEP received no revenue under this agreement.

     The Company has several agreements with Wyeth-Ayerst and WAI under which Wyeth-Ayerst and WAI have agreed to assist the Company in conducting clinical trials of certain of the Company's products in Europe and the United States and to perform fill and finish activities. During fiscal 1995, the Company made payments of $0.5 million to either Wyeth-Ayerst or WAI pursuant to these agreements.

     Under the terms of the Call Option granted pursuant to the AHP Transaction, Holdings has the right, but not the obligation, to purchase the shares of Common Stock represented by the Depositary Shares and held by the Depositary, at any time on or prior to December 31, 1996, at per share call prices increasing by approximately $1.84 per share per quarter from $81.32 per share for the period from April 1, 1996 through June 30, 1996 to $85.00 per share for the period from October 1, 1996 through December 31, 1996. In the event that Holdings elects to call any shares of Common Stock, Holdings must purchase all of the shares of Common Stock not owned by AHP or Holdings. Accordingly, if the Call Option is exercised, Holdings will own 100% of the outstanding shares of Common Stock of the Company, and stockholders of the Company will cease to have any equity interest in the Company.

     The Governance Agreement provides, among other things, for (i) the inclusion of nominees designated by Holdings on, and the change in composition on January 1, 1997 of, an expanded Board of Directors of the Company, (ii) the establishment of committees of the Board of Directors addressing compensation, scientific affairs and intellectual property rights and the membership of the directors designated by Holdings thereon, (iii) approval rights on the part of the directors designated by Holdings with respect to material acquisitions by the Company, dispositions of all or any substantial portion of its business or assets, issuances and repurchases of equity securities, amendments to the Certificate of Incorporation or By-laws of the Company and any action otherwise within the purview of the intellectual property, scientific affairs or compensation committees of the Board of Directors established pursuant to the Governance Agreement which is presented to the full Board for action, (iv) certain rights of first refusal granted to AHP with respect to material licensing and marketing arrangements with third parties, (v) certain restrictions on acquisitions and dispositions of shares of Common Stock by AHP and its affiliates and (vi) certain agreements as to Holdings' voting of its shares of Common Stock with respect to elections of directors and amendments to the terms of the Depositary Shares. Independent of its right to call the Depositary Shares, AHP is permitted by the terms of the Governance Agreement to acquire additional shares of the Company's stock through open market purchases or privately negotiated purchases, provided that, during the term of the Call Option, its aggregate holdings do not exceed 75% of the Company's stock outstanding subject to certain exceptions.

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, on the recommendation of its Audit Committee, has selected the firm of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending December 31, 1996. Although stockholder approval of the Board of Directors' selection of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Arthur Andersen LLP.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. The Company reserves the right to retain the services of outside agencies to assist in the solicitation of proxies at a fee not anticipated to exceed $5,000.00. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company at its principal office in Cambridge, Massachusetts not later than December 4, 1996 for inclusion in the proxy statement for that meeting.

                                          By Order of the Board of Directors,

                                          LAWRENCE V. STEIN, Secretary

April 3, 1996

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

                             VOTING INSTRUCTION CARD

                            GENETICS INSTITUTE, INC.

                  ANNUAL MEETING OF STOCKHOLDERS - May 14, 1996

            THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE
                        BOARD OF DIRECTORS OF THE COMPANY

     The undersigned, having received notice of the meeting and the proxy statement therefor, and revoking all prior proxies, hereby directs The First National Bank of Boston, as Depositary (the "Depositary"), to vote and act upon the following matters in accordance with the instructions indicated on the reverse side in respect of all shares of Common Stock of Genetics Institute, Inc. (the "Company") represented by Depositary Shares held by the undersigned. In addition, the undersigned authorize(s) the Depositary to appoint Gabriel Schmergel, Patrick Gage, Garen G. Bohlin and Tuan Ha-Ngoc and each of them, attorneys or attorney of the Depositary (with full power of substitution in them and each of them) for and in the name of the Depositary to attend the Annual Meeting of Stockholders of the Company to be held at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts at 9:00 a.m. (local time), on Tuesday, May 14, 1996 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of shares of Common Stock of the Company which the Depositary will be entitled to vote or act upon, with all powers the Depositary would possess if personally present, including the power to vote upon such other matters as may properly come before the meeting, or any adjournment thereof.

     CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

       Please mark
   /X/ votes as in
       this example

     THE SHARES REPRESENTED BY THIS VOTING INSTRUCTION CARD WILL BE VOTED BY THE DEPOSITARY AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO ANY ELECTION TO OFFICE OR PROPOSAL SPECIFIED BELOW, THE UNDERSIGNED SPECIFICALLY INSTRUCTS THE DEPOSITARY TO VOTE IN FAVOR OF SUCH ELECTION TO OFFICE OR PROPOSAL.

1.   Election of Class III directors.

     Nominees: J. Richard Crout, M.D., Fred Hassan and Gabriel Schmergel.

                 / /   FOR           / / WITHHELD

               ------------------------------------------
               For all nominees except as noted above

2.   Ratification of the selection of Arthur Andersen LLP.

        / /  FOR           / /  AGAINST        / /  ABSTAIN

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

        / /  FOR           / /  AGAINST        / /  ABSTAIN

     Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke these voting instructions. The voting instructions may only be revoked by delivery of written revocation to the Depositary prior to the Depositary's exercise of these voting instructions. If the undersigned hold(s) any of the Depositary Shares of the Company in a fiduciary, custodial or joint capacity or capacities, this voting instruction card is signed by the undersigned in every such capacity as well as individually.

Signature:                                Date
          -------------------------------      --------------------------------
Signature:                                Date
          -------------------------------      --------------------------------

Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally.

PROXY                        GENETICS INSTITUTE, INC.                      PROXY

                  ANNUAL MEETING OF STOCKHOLDERS - May 14, 1996

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY

     The undersigned, having received notice of the meeting and the proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Gabriel Schmergel, Patrick Gage, Garen G. Bohlin and Tuan Ha-Ngoc and each of them, attorneys or attorney of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Stockholders of Genetics Institute, Inc. (the "Company") to be held at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts at 9:00 a.m. (local time), on Tuesday, May 14, 1996 and any adjourned sessions thereof, and there to vote and act upon the following matters in respect of shares of Common Stock of the Company which the undersigned will be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

1.   Election of Class III directors.

     Nominees: J. Richard Crout, M.D., Fred Hassan and Gabriel Schmergel.

          Pursuant to Section 3.06 of the Governance Agreement among the Company, American Home Products Corporation and AHP Biotech Holdings, Inc., dated as of January 16, 1992, the undersigned hereby directs the proxies to vote its shares of Common Stock for J. Richard Crout, M.D., Fred Hassan and Gabriel Schmergel in proportion to the votes cast by the holders of the Company's Depositary Shares (other than the undersigned and its affiliates).

2.   Ratification of the selection of Arthur Andersen LLP.

         / / FOR            / / AGAINST         / / ABSTAIN

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         / / FOR            / / AGAINST         / / ABSTAIN

     The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office or proposal specified above, this proxy will be voted for such election to office or proposal.

     Attendance of the undersigned at the meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate thereat the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

Number of Shares Represented       AHP BIOTECH HOLDINGS, INC.
by this Proxy

- -------------------------------

Dated:                , 1996       By:
      ----------------                -----------------------------------------

                                   --------------------------------------------
                                             Signature(s)

                                   Please sign name(s) exactly as appearing hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally.


                                       -2-